EXHIBIT 99.1

EXECUTIVE OFFICER SEVERANCE PAY POLICY

(As amended through November 1, 2007)

The company recognizes that it is usually difficult for executive officers whose employment is terminated involuntarily to obtain a position comparable to the one he or she has with the company. In view of this, any executive officer who is terminated involuntarily, except if terminated for disciplinary reasons (as that term is described in Corporate Policy 10.2), will be entitled to receive severance pay equal to one year’s base salary. Mandatory retirement pursuant to the company’s mandatory retirement policy will not be deemed involuntary termination of employment for purposes of severance pay or any other benefits.

The severance payment will be made in a lump sum within 90 days following the officer’s termination of employment. The company will also continue certain group insurance coverage on behalf of the terminated executive officer for up to 12 months following the date of termination to the extent consistent with Corporate Policy 10.2.

The company’s Executive Officer Mandatory Retirement Policy and Corporate Policy 10.2 will govern all other aspects of the termination of employment of executive officers.